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       EXHIBIT (12) (a)  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          ($ in millions) (unaudited)

                                                  Nine Months Ended      Year Ended
                                                     September 30       December 31
                                                    1995      1994          1994
                                                    ----      ----          ----
Income (loss) before income taxes
  and minority interest                            $ 151      $ 258         $  86
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                            (4)        (2)           (5)
Add: Fixed charges excluding capitalized interest    197        159           209
                                                   -----      -----         -----
Earnings as adjusted                               $ 352      $ 419         $ 300
                                                   =====      =====         =====
Fixed charges:
  Interest expense                                 $ 174      $ 134         $ 175
  Rental expense                                      23         25            34
  Capitalized interest                                 -          -             -
                                                   -----      -----         -----
Total fixed charges                                $ 197      $ 159         $ 209
                                                   =====      =====         =====
Ratio of earnings to fixed charges                  1.79x      2.64x         1.44x
                                                   =====      =====         =====